UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2007

NEKTAR THERAPEUTICS

(Exact name of Registrant as specified in its charter)

Delaware	0-24006	94-3134940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road

San Carlos, California 94070

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (650) 631-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 18, 2007, the Board of Directors of Nektar Therapeutics (“Nektar”) approved management’s plan to reduce Nektar’s workforce by approximately 200 employees, or approximately 25 percent of its regular full-time staff. On May 23, 2007, Nektar notified the affected employees impacted by this plan. This plan was part of an overall effort to reduce ongoing operating costs and improve the organizational structure, efficiency and productivity of Nektar. As a result of the plan, Nektar will incur incremental expenses that delay the benefit of a more efficient workforce and organizational structure, but we believe that optimizing our organizational structure and increasing our operational efficiency and reducing the costs associated with the operations of our business are critical to the future success and stability of Nektar.

We currently estimate that we will incur a pre-tax restructuring charge in 2007 of approximately $10-12 million, almost all of which is related to one-time severance costs estimated to be incurred in connection with the reduction in workforce. Substantially all of the restructuring charge will result in future cash expenditures. Although we believe that our estimates are appropriate and reasonable based on available information, actual results could differ from these estimates.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2007, Louis Drapeau, Nektar’s Senior Vice President Finance and Chief Financial Officer, announced his retirement. Mr. Drapeau will continue as the Chief Financial Officer of Nektar until the appointment of his successor. Nektar expects to enter into a transition agreement with Mr. Drapeau, the terms of which have not yet been finalized.

On May 18, 2007, Hoyoung Huh, M.D./Ph.D, age 38, was appointed to serve as the Chief Operating Officer and Head of the PEGylation Business Unit, responsible for the Company’s worldwide business development, marketing, manufacturing and leading Nektar’s PEGylation business. Since March 2005, he served as Nektar’s Senior Vice President of Business Development and Marketing. From September 1997 to February 2005, Dr. Huh was a leader in the healthcare and biotechnology practice at McKinsey and Company, a management consulting firm, where he was elected partner in 2003. He currently serves on the Board of BayBio, a biotechnology industry association. Dr. Huh holds an M.D. from Cornell University Medical College, a Ph.D. in Genetics and Cell Biology from the Cornell University/Sloan Kettering Institute, and an A.B. in Biochemistry from Dartmouth College.

Dr. Huh’s annual base salary is $421,785 and his annual performance-based bonus compensation target under our 2007 Discretionary Performance-Based Incentive Compensation Policy is 35% of his base salary. Dr. Huh holds options to purchase 140,000 shares of Nektar’s common stock pursuant to Nektar’s equity incentive plans as follows: (i) 90,000 shares subject to such options vesting over a period of 5 years with 20% of the shares vesting on the anniversary of the grant date (March 7, 2005) and the remaining shares vesting monthly thereafter so that all of the shares shall be fully vested on the fifth anniversary of the grant date, (ii) 10,000 shares subject to such options vesting on a monthly basis over a period of 5 years from the grant date (September 1, 2006) so that all of the shares shall be fully vested on the fifth anniversary of the grant date, and (iii) 40,000 shares subject to such options vesting on a monthly basis over a period of 4 years from the grant date (April 2, 2007) so that all of the shares shall be fully vested on the fourth anniversary of the grant date. On March 10, 2006, Dr. Huh was also granted an award of 15,000 restricted stock units subject to vesting based on Nektar achieving certain corporate performance milestones related to Exubera inhaler manufacturing, Exubera product royalties and the advancement of Nektar’s proprietary product development programs. Dr. Huh is also entitled to benefits under our change of control severance plan such that in the event of a change of control of Nektar and a subsequent termination of employment initiated by Nektar or a successor company other than for cause or initiated by the employee for a good reason resignation in each case within 12 months following the change of control transaction, Dr. Huh would be entitled to receive cash severance pay equal to 12 months base salary plus annual performance based compensation at target, the extension of employee benefits over this severance period, the full acceleration of unvested outstanding equity awards, reimbursement on a grossed-up basis for excise tax payments that may become due and up to $5,000 in outplacement assistance.

Item 7.01.	Regulation FD Disclosure.

Nektar announced via press release the above described spending reduction plan and other organizational changes on May 23, 2007. Nektar hereby incorporates by reference into this Item 7.01 the information set forth in such press release, a copy of which is furnished as Exhibit 99.1 to this Current Report. Pursuant to the rules and regulations of the SEC, such exhibit and the information set forth therein and herein are deemed to be furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press release titled “Nektar Announces New Organizational Structure and Spending Reduction Initiatives to Solidify the Company’s Leadership Position In PEGylation and Pulmonary Drug Development” issued on May 23, 2007.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	May 23, 2007